                                                                      EXHIBIT 23

The Board of Directors
First State Bancorporation:

We consent to incorporation by reference in the registration statements (No. 333-17727) on Form S-3, and (No. 33-92056 and No. 333-3048) on Form S-8 of First
State Bancorporation of our report dated January 28, 2000, except as to note 15 which is as of March 1, 2000, relating to the consolidated balance sheets of First State Bancorporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of First State Bancorporation.

/s/ KPMG LLP

Albuquerque, New Mexico
March 27, 2000

                                       22